UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2007

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326

(Address of principal executive offices, including zip code)

(404) 364-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;

Item 2.01 Completion of Acquisition or Disposition of Assets

(a)	On January 16, 2007, Transcend Services, Inc (“Transcend”). issued a press release announcing the acquisition of certain assets of OTP Technologies, Inc. (“OTP”), a Chicago area medical transcription company, effective that same day.

Transcend purchased the OTP assets to expand its medical transcription business in the Midwest, capitalize on the potential for the acquired business to grow and leverage Transcend’s fixed overhead costs across a larger revenue base. Transcend paid $1,070,000, consisting of $520,000 in cash, a $330,000 promissory note and $220,000 (60,274 shares) of Transcend common stock. In addition, Transcend may pay up to $100,000 in additional consideration in January 2008 based on revenue achieved in 2007. The promissory note bears interest at 5% and is payable in five installments, with the first installment due on February 28, 2008 and final installment due on January 16, 2010. Transcend expects to allocate the purchase price between goodwill, customer relationships, covenants not to compete and property and equipment. All goodwill and intangible asset amortization related to the acquisition of the OTP assets are expected to be deductible for income tax purposes. Transcend will include the results of operations of the OTP business in its financial statements from January 16, 2007 forward.

Item 7.01. Regulation FD Disclosure

A copy of the press release dated January 16, 2007 announcing the OTP Technologies, Inc. acquisition is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1        Press release of Transcend Services, Inc. dated January 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: January 18, 2007	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)